Exhibit 99.3
Trinity Industries, Inc.
Earnings Release Conference Call
Comments of Timothy R. Wallace
Chairman, Chief Executive Officer, and President
February 20, 2014

Thank you, Gail and good morning everyone.

I am pleased with our accomplishments and the strong financial results for the 4th quarter and for the entire year. We achieved a number of key financial milestones. During the quarter and the full year, our revenues, net income and EPS all reached new record levels. Our businesses are continuing to create value by leveraging their combined expertise, competencies, and manufacturing capacity to produce their products. We are also making great progress in the business development area. We have a great deal of positive momentum occurring within our company.

Our Rail Group generated strong financial results IN the 4th quarter, reporting a record level of quarterly revenue and operating profit. I remain impressed with the Group’s ability to continue to improve its performance while converting manufacturing space, making line changeovers and increasing production levels.

Our railcar leasing company delivered another quarter of solid results. In December, we announced a strategic alliance with Element Financial Corporation. Under the terms of thIS agreement, we are assisting Element to develop a diversified portfolio of up to $2 billion of leased railcars over a multi-year period. The agreement also provides for our leasing company to be the servicer of their railcar fleet. This alliance is consistent with our strategy to continue growing our leasing platform while maintaining ongoing relationships with our lessees.

I am pleased with the way our Inland Barge Group maintained consistent margins on a lower revenue run rate during the 4th quarter. The Group illustrated its operational flexibility in 2013 by successfully converting a portion of its manufacturing capacity from dry cargo barges to tank barges. This conversion was a significant accomplishment.

Our Construction Products Group is continuing to make good progress to improve its overall performance. We expect to realize benefits from the repositioning of this segment.

The 4th quarter financial performance of our Energy Equipment Group continued to show significant improvement year-over-year. We continue to reposition our Energy Equipment Group by expanding its product offerings to serve customers in the oil, gas and chemicals industries. In January, we announced the acquisition of two companies that manufacture cryogenic products. In addition, in early February, we announced the acquisition of Platinum Energy Services. Platinum manufactures a variety of products that are used at the well-site and mid-stream locations. These three companies expand our portfolio of energy equipment products and bring strong competencies as well as energy industry expertise to our businesses.

The energy renaissance in the U.S. and Canada has created strong demand for many of our storage and transportation products. During the past few years, our customers have ordered railcars and barges to transport crude oil as well as storage tanks to hold various forms of gas products. We anticipate there will be demand for the storage and transportation of products supporting the production of chemicals and petrochemicals. Our companies are in a strong position to serve this demand. Over the long term we expect to see additional demand developing in Mexico for our transportation and storage products that serve the oil, gas and chemicals industries.

Trinity’s financial health remains solid, and we are in a strong position with a large backlog of orders in our major businesses. Our businesses are driven by sustainable progress and are constantly striving to reach new levels of achievement. We are continuing to devote resources to identify acquisition candidates that have products, services, technology and competencies that enrich and expand our industrial manufacturing platforms.

Our people make a major difference in the performance of our company. We have a very strong team, and we continue to add resources that will help us perform better. I am especially proud of the accomplishments of the industrial athletes who work in our manufacturing facilities. They have performed exceptionally well as we continue to flex our production lines in order to pursue orders for products in the oil, gas and chemical industries.

 I’ll now turn it over to Bill for his comments.